Pricing Supplement Dated May 15, 2001                             Rule 424(b)(3)
(To Prospectus Dated February 20, 2001)                       File No. 333-55440

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
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Agent:                       Lehman Brothers, Merrill Lynch, Bank of America
                             Securities, Salomon Smith Barney
Principal Amount:            $560,000,000.00
Agent's Discount
  or Commission:             $531,776.00
Net Proceeds to Company:     $559,468,224.00

Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  05/18/01
Maturity Date:               05/16/03
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Calculation Agent:  GMAC
Interest Calculation:
         /X/  Regular Floating Rate Note
      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                               (see attached)
      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750

Interest Reset Dates:   Each February 16, May 16, August 16, and November 16.
                        The first interest reset date will be May 18, 2001.
                        The final  reset date will be  February  16, 2003.
Interest Payment Dates: Each February 16, May 16, August 16, and  November  16
                        commencing  August 16, 2001 and ending May  16, 2003.
Index Maturity:         3 Months
Spread (+/-):           +.50%

Day Count Convention:
      /X/ Actual/360 for the period from 05/18/01 to 05/16/03
      / / Actual/Actual for the period from / / to / /
      / / 30/360 for the period from / / to / /
Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date.
      / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.
Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %
Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)
Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:
Form:  /X/  Book-Entry              / /  Certificated
Other: /X/  Principal               / /  Agent

If as principal:
         / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
         /X/ The Notes are beings offered at a fixed initial public offering price of 100% of principal amount.

If as agent:
         The Notes are being offered at a fixed initial public offering price of XX% of principal amount.